Exhibit 99.1
Compensation Program for Non-Employee Directors
of Trupanion, Inc. (the “Company”)
Adopted on February 6, 2018
Compensation.

1.	Value of Compensation (“Award Values”)

a.	Non-Employee Board of Director Compensation:

i.	Annual value of compensation for all Non-Employee Board of Directors (“Board”) members: $75,000

b.	Additional Committee Compensation (to be granted separate from Non-Employee Board of Director Compensation):

i.	Audit Committee chair: Annual value of $15,000

ii.	Compensation Committee chair: Annual value of $10,000

iii.	Combination of Governance Committee chair and Board of Directors chairman: Annual value of $10,000

2.	Cash and Equity Awards

a.
Non-Employee Board members will receive 100% of his or her compensation under this Compensation Program for Non-Employee Directors (this “Compensation Program”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”), in the form of stock options (“Options”) or restricted stock units (“RSUs”, and together with Options, “Awards”); provided, however, that on an annual basis each such Board member may elect to take 50% of his or her compensation as cash compensation by submitting an election form (“Election Form”), attached hereto as Exhibit A (subject to the Board’s ownership guidelines). Such election must be submitted to the Compensation Committee chairperson and Company’s General Counsel and must be made prior to the beginning of any calendar year with respect to which such compensation is first payable (regardless of when paid) and, in the case of Awards, first granted, and cannot be changed during the year (the actual date of such election, if any, the “Election Date”). In the absence of such an election, Awards will comprise 100% of such Board member’s compensation under this Compensation Program.

b.	Any cash compensation under this Compensation Program will be paid quarterly.

c.
Annual Values will be approved at the first regularly scheduled Board meeting in any calendar year, or in the case of a new member of the Board, on the first regularly scheduled meeting that follows such member’s election (the “Award Approval”). Awards will be granted in the next open trading window following the Award Approval ( “Annual Grant Date”)).

d.	Annual Awards will vest in four quarterly installments on March 31st, June 30th, September 30th, and December 31st (each a “Vest Date”).

e.
Members of the Board and committee chairpersons will be entitled to compensation granted under this Compensation Program at the end of the quarter following the grant date and for complete quarters of service thereafter.

f.
Awards granted under this Compensation Program that are unvested at the time of resignation or other termination from the Board will be forfeited. Similarly, no cash compensation will be paid following the effective date of a directors’ resignation or other termination from the Board.

g.
The Company, as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may satisfy withholding obligations in the case of the settlement of RSUs through net withholding of the Company’s common stock (“Common Stock”).

Calculation of Value.
RSUs: RSUs will be equal to the Award Values set forth above. The number of shares of Common Stock underlying the RSUs shall be determined using the Award Values based on the closing price of the Common Stock on the NASDAQ stock market on the first day of the respective open trading window for which the grant will be made.
Options: Options will be equal to the Award Values set forth above and shall be valued using the Black-Scholes valuation method on the Annual Grant Date.
Other.
To the extent a given Board member is also a consultant of the Company (providing services unrelated to their Board service), such Board member’s compensation under the applicable consulting agreement will be separate from and in addition to such Board member’s compensation under this Compensation Program.

Exhibit A
Election Form

Trupanion, Inc.
Compensation Program for Non-Employee Directors
Election Form

This Election Form is being delivered pursuant to the Compensation Program for Non-Employee Directors, as amended.

Instructions: Select a box below, date, and sign. Return the signed form to the Company’s Compensation Committee Chairperson and Company’s General Counsel by December 31st for Awards being approved for the upcoming fiscal year.
□ DEFAULT: 100% of the equity award in the form of stock options or restricted stock units.
□ COMBINATION EQUITY/CASH ELECTION: 50% of the equity award in the form of stock options or restricted stock units, and the remainder for cash.

The undersigned hereby elects as above for the upcoming fiscal year.

By: ______________________________________

Print Name: _______________________________

Date: _____________________________________